EXHIBIT (d)(28)

PACIFIC SELECT FUND
FEE SCHEDULE
GOLDMAN SACHS ASSET MANAGEMENT, L.P.
(Effective January 1, 2004)

Portfolio: Short Duration Bond

     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Short Duration Bond Portfolio according to the following calculation:

(a)	0.25% of the first $50 million of the Combined Assets as defined below,
0.20% on the next $50 million of the Combined Assets, plus
0.17% on the next $100 million of the Combined Assets, plus
0.13% on the next $100 million of the Combined Assets, plus
0.10% on the next $700 million of the Combined Assets, plus
0.07% on Combined Assets above $1 billion; multiplied by

(b)	The ratio of the Short Duration Bond Portfolio’s average daily net assets over the Combined Assets.

For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the Short Duration Bond Portfolio of the Pacific Select Fund and the average daily net assets of the PF Goldman Sachs Short Duration Bond Fund of Pacific Funds.

Portfolio: I-Net Tollkeeper

The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the I-Net Tollkeeper Portfolio at an annual rate equal to 0.70%.

All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of January 1, 2004.

PACIFIC LIFE INSURANCE COMPANY

Attest:	/s/ DIANE N. LEDGER	By:	/s/ THOMAS C. SUTTON

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer

Attest:	/s/ DIANE N. LEDGER	By:	/s/ AUDREY L. MILFS

Name:	Diane N. Ledger	Name:	Audrey L. Milfs
Title:	Vice President	Title:	Vice President and Secretary

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ PETER V. BONANNO	By:	/s/ KAYSIE UNIACKE

Name:	Peter V. Bonanno	Name:	Kaysie Uniacke
Title:	Vice President	Title:	Managing Director

PACIFIC SELECT FUND

Attest:	/s/ DIANE N. LEDGER	By:	/s/ THOMAS C. SUTTON

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer